UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 5, 2015

ENERGY FOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-24230	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

32000 Aurora Road, Suite B
Solon, Ohio		44139
(Address of principal executive offices)		(Zip Code)

(440) 715-1300

(Registrant’s telephone number,
including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of February 5, 2015, Frank Lamanna will no longer serve as the Chief Financial Officer of Energy Focus, Inc. (the “Company”), and the Company’s Board of Directors has appointed Marcia Miller to serve as its interim Chief Financial Officer while it conducts a search for a longer term replacement.

Ms. Miller, age 52, joined the Company in March 2012 as Assistant Controller and was promoted to Corporate Controller in July 2013. Prior to her role with the Company, Ms. Miller served as Manager Financial Planning and Analysis of Rockwell Automation, a company dedicated to industrial automation and control and information solutions, from August 2011 to March 2012; as Controller of Wingspan Care Group, the non-for-profit parent company of entities that provide behavior healthcare to children and adolescences, from October 2009 to August 2011; and as Assistant Controller for Keithley Instruments, Inc., a then publicly-traded electronic instruments designer, developer and manufacturer, from April 2008 to October 2009. Ms. Miller began her career with Arthur Young, LLP in 1985 and joined Keithley Instruments in 1989.

In connection with serving as the Company’s interim Chief Financial Officer, Ms. Miller’s annual salary will be increased by $12,000 and she will receive a bonus to be paid following the conclusion of her term as interim Chief Financial Officer equal to (i) the difference between her salary and the former Chief Financial Officer’s salary, pro-rated for the number of days that she serves in this capacity, and (ii) a discretionary amount to be determined by the Chief Executive Officer in recognition of her expanded responsibilities and accomplishments during the assignment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 5, 2015

ENERGY FOCUS, INC.

	By:	/s/ James Tu
	Name:	James Tu
	Title:	Executive Chairman and Chief Executive Officer